Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the use of our reports dated March 10, 2010, with respect to the consolidated balance sheets of Jamba, Inc. and subsidiary as of December 29, 2009 and December 30, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 29, 2009 and December 30, 2008, and the effectiveness of internal control over financial reporting as of December 29, 2009, which reports appear in the fiscal year ended December 29, 2009 annual report on Form 10-K of Jamba, Inc., incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

June 9, 2010